Exhibit 3.1

	Filed in the Office of Secretary of State State Of Nevada	Business Number
BARBARA K. CEGAVSKE		E0343302010-6
Secretary of State		Filing Number
202 North Carson Street		20222298107
Carson City, Nevada 89701-4201		Filed On 05/03/2022 15:43:11 PM
(775) 684-5708		Number of Pages 3
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1.  Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).

2.  Indicate the current number of authorized shares and par value, if any, and each class or series before the change.

3.  Indicate the number of authorized shares and par value, if any of each class or series after the change.

4.  Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.

5.  Indicate provisions, if any, regarding fractional shares that are affected by the change.

6.  NRS required statement.

7.  This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.

8.  Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: THERAPEUTICSMD, INC. Entity or Nevada Business Identification Number (NVID): NV20101548400
2. Current Authorized Shares:

The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

Six Hundred Million (600,000,000) shares of common stock, $0.001 par value per share; Ten Million (10,000,000) shares of preferred stock, $0.001 par value per share.

3. Authorized Shares After Change:

The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

Twelve Million (12,000,000) shares of common stock, $0.001 par value per share; Ten Million (10,000,000) shares of preferred stock, $0.001 par value per share.

4. Issuance:

The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One (1) share of common stock will be issued for every fifty (50) shares of common stock issued and outstanding immediately prior to effectiveness.

5. Provisions:

The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No fractional shares shall be issued. Any fraction of a share of common stock that otherwise would be result from this reverse stock split shall be rounded up to the next whole share of common stock.

6. Provisions:	The required approval of the stockholders has been obtained.
7. Effective Date and time: (Optional)	Date: 05/06/2022	Time: 3:01 PM
(must not be later than 90 days after the certificate is filed)
8. Signature: (Required)	X Michael C. Donegan	Officer 05/03/2022
	Signature of Officer	Title Date

This form must be accompanied by appropriate fees. If necessary, additional pages may be attached to this form.	Page 1 of 1 Revised: 1/1/2019